Contacts:
Media	Eric Johnson	904-357-9134
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Reports Second Quarter 2019 Results

•	Improved High Purity Cellulose sequential results as higher wood costs and operating issues were mitigated

•	Go-to-Market strategy implementation yielding positive initial customer outcomes

•	Sale of Matane high-yield manufacturing facility for $175 million; anticipated to close in fourth quarter

•	Improved cash flows driven by aggressive management of working capital

•	Sales prices for commodity products remain under pressure from global trade uncertainties

JACKSONVILLE, Fla., August 7, 2019 - Rayonier Advanced Materials Inc. (the “Company”) (NYSE:RYAM) today reported second quarter 2019 net loss of $15 million, or $(0.37) per diluted common share, compared to net income of $54 million, or $0.83 per diluted common share for the same prior year quarter ended 2018. The decrease in net income is due primarily to lower commodity sales prices, higher wood costs, and the residual impact of first quarter operational issues in High Purity Cellulose.
Year-to-date net loss was $37 million or $(0.89) per diluted common share compared to net income of $78 million or $1.22 per diluted common share for the first half of 2018. The prior year-to-date net income included a $15 million, or $0.23 per diluted common share, gain on bargain purchase associated with the acquisition of Tembec Inc.
“Though the second quarter was an improvement in the sequential operating results of the Company, we continue to be impacted by collapsing commodity demand and prices. Year-to-date these lower prices have resulted in an $85 million decline in operating income over the prior year,” said Paul Boynton, Chairman, President and Chief Executive Officer. “As a result, we are implementing more significant measures to lower costs, reduce capital expenditures, generate cash and improve our balance sheet position to navigate these challenging markets.”

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Second Quarter 2019 and YTD Operating Results
Net sales comprised the following for the periods presented:

	Three Months Ended			Six Months Ended
Net sales (in millions)	June 29, 2019	March 30, 2019	June 30, 2018	June 29, 2019	June 30, 2018
High Purity Cellulose	$269	$286	$285	$555	$568
Forest Products	81	75	97	156	196
Pulp	78	70	91	148	176
Paper	74	70	84	144	160
Eliminations	(14)	(18)	(15)	(32)	(36)
Total net sales	$488	$483	$542	$971	$1,064
Operating results comprised the following for the periods presented:

	Three Months Ended			Six Months Ended
Operating income (loss) (in millions)	June 29, 2019	March 30, 2019	June 30, 2018	June 29, 2019	June 30, 2018
High Purity Cellulose	$7	$(3)	$28	$4	$49
Forest Products	(16)	(5)	17	(22)	27
Pulp	10	10	26	21	49
Paper	3	(1)	7	1	10
Corporate	(12)	(19)	(12)	(31)	(23)
Total operating income (loss)	$(8)	$(18)	$66	$(27)	$112

High Purity Cellulose
Operating income for the three and six months ended June 29, 2019 decreased $21 million and $45 million, respectively, when compared to the same prior year periods. The decreases were driven by a 1 percent and 4 percent decline in cellulose specialties sales prices in the three and six month periods, respectively, as a result of duties on products sold into China and the timing of 2017 priced sales, as previously reported, in the six month period. Both periods benefited from higher commodity sales volumes due to improved production. Costs for both periods were higher as wood and maintenance costs were only partially offset by lower chemical prices, primarily caustic, and reduced labor costs.

The three month and six month periods ended June 29, 2019 were also negatively impacted by a $1 million and $3 million loss, respectively, associated with the Company’s LignoTech Florida joint venture that began operations in the second half of 2018. Additionally, the 2018 three and six month periods includes operating income of $2 million and $3 million from the resins business, which was sold in September of 2018.

Compared to the first quarter of 2019, operating income increased $10 million. The increase was driven by higher cellulose specialties sales prices, lower wood costs and improved operations, offset by lower commodity sales prices and volumes and lower cellulose specialties sale volumes.

Forest Products
Operating income decreased $33 million and $49 million for the three and six months ended June 29, 2019, respectively, when compared to the same prior year periods. The decreases were driven by lower lumber sales prices and higher costs primarily driven by the write-down of inventories to net realizable value.

Compared to the first quarter of 2019, the operating loss increased $11 million to $16 million. The increased loss was driven by lower lumber sales prices and higher costs primarily driven by the write-down of inventories to net realizable value.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Pulp
Operating income decreased $16 million and $28 million during the three and six months ended June 29, 2019, respectively, when compared to the same prior year periods. The decreases were driven by lower high-yield pulp sales prices due to weaker export markets and higher transportation costs. The six month period was impacted by lower production volumes due to market-related downtime and reliability issues at the Temiscaming plant in the first quarter, as previously reported.

Compared to the first quarter of 2019, operating income was flat as lower high-yield pulp prices were offset by higher sales volumes.

Paper
Operating income decreased $4 million and $9 million during the three and six months ended June 29, 2019, respectively, when compared to the same prior year periods. The decreases were primarily driven by lower paperboard sales prices as a result of increased competition in paperboard and lower newsprint sales prices. Additionally, newsprint sales volumes were impacted as a result of production reliability issues and downtime due to provincial energy curtailments. The higher costs associated with the production issues was offset by the receipt of an electrical credit associated with provincial energy curtailment.

Compared to the first quarter of 2019, operating income increased $4 million to $3 million. The increase was driven by higher newsprint sales volumes and lower costs as a result of the electrical credit received offset by the lower newsprint sales prices and higher costs as a result of lower production.

Corporate
The operating loss remained flat for the three months ended June 29, 2019 when compared to the same prior year period as lower incentive compensation expense was offset by foreign exchange rate losses during the period. The operating loss increased $8 million during the six months ended June 29, 2019 when compared to the prior period. The increase loss was primarily driven by foreign exchange rate changes during the periods.

Compared to the first quarter of 2019, the operating loss decreased $7 million. The favorable change was driven by lower incentive compensation expense, partially offset by higher disposed operations costs and expenses associated with the sale of the Matane plant.
Non-Operating Expenses
Interest expense increased slightly to $16 million and $30 million for the second quarter and year to date ended June 29, 2019 as slightly lower debt levels during the three and six months ended June 29, 2019, were partially offset by higher interest rates on variable debt.
Income Tax (Expense) Benefit
The year-to-date 2019 effective tax rate was a benefit of 32 percent compared to an expense of 27 percent for the same period in 2018. The 2019 effective tax rate benefit differs from the federal statutory rate of 21 percent primarily due to tax credits, excess tax deductions on vested stock compensation, and state taxes, partially offset by different statutory tax rates of foreign operations and nondeductible executive compensation.
Cash Flows and Liquidity
In the six months ended June 29, 2019, the Company’s operations provided cash flows of $18 million with $45 million generated in the second quarter alone. Year-to-date working capital used $2 million, an improvement of $35 million compared to the first quarter of 2019 driven by efforts to reduce inventory levels. In addition to lower inventories, lower accounts receivable were offset by lower accounts payable and accrued liabilities from the timing of payments.
For the first six months of 2019, the Company invested $60 million in capital expenditures, which included approximately $9 million of strategic capital. Additionally, the Company incurred net borrowings of $44 million to fund its operations and ended the quarter with adjusted net debt of $1,151 million which includes $90 million of cash.
Cash flows from operations, primarily driven by operating results, have historically been the Company’s primary source of liquidity and capital resources. While the Company is in compliance with all debt covenants as of June 29, 2019, the significant decrease in the market prices for commodity-orientated products, primarily viscose, fluff, high-yield pulp, lumber, paperboard and newsprint, have caused the financial results of the Company to decline significantly over the last six months. As a result, the Company will not meet its 3 times first lien secured net leverage test as currently required under the Senior Secured Credit Facilities (the “Credit Facilities”) at the end of the third quarter. The Company is in active discussions with its lenders to amend the loans and expects to reach agreement in the third quarter of 2019. However, because the discussions with lenders have not been finalized and their

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

decision is outside of the Company’s control, the outcome cannot be considered probable and no assurances can be given regarding the likelihood, certainty or timing of consummating such an amendment. If an amendment is not consummated, the lenders by contract, if they so choose, may request the immediate repayment of the loans thereunder following the filing of the Company’s third quarter report on Form 10-Q. Consequently, the Company is required to disclose that its ability to continue as a going concern is dependent on its ability to obtain an amendment or refinance the Credit Facilities.
Outlook
High Purity Cellulose
For full year 2019, the Company continues to expect stable cellulose specialties prices to be lower by approximately 1 to 2 percent, as previously guided, excluding the impact of any Chinese duties on sales price which the Company continues to incur. Cellulose specialties volumes are expected to be down 4 to 5 percent due to weakness in the acetate and automotive markets. Commodity product sales prices are expected to be significantly lower in the second half of the year due to continued weakness in the broad paper pulp markets which is impacting both fluff and viscose prices. Wood costs declined in the second quarter from their first quarter peaks and are expected to further decline through the remainder of the year. For the full year, the Company anticipates High Purity Cellulose EBITDA of $150 to $160 million.

Forest Products
U.S. housing starts and remodeling activity are the key drivers for lumber demand. Though U.S. housing starts have remained relatively flat, they were negatively impacted by the poor weather in the first half of 2019. Coupled with an abundance of supply, lumber sales prices have declined further from the first quarter. Announced curtailments should contract market supply once inventories have been reduced and positively impact future pricing. Duties on lumber sales from Canada into the U.S. will continue to impact financial results. To date, the Company has paid approximately $48 million of lumber duties.

Pulp
High-yield pulp prices continued to weaken in the second quarter primarily due to lower demand for paper pulp products as a result of the weakening Chinese economy, due to the extended trade issues between China and the U.S. This weak demand and high inventories have pressured global pulp prices. However, they are expected to bottom in the third quarter as sales prices approach the cash costs of the highest cost producers, resulting in market downtime or closures. In addition, the timing of the closing of the sale of the Matane plant could materially impact the segments operating results.

Paper
North American paperboard prices will remain under pressure primarily due to U.S. capacity expansion and increased market supply from European and Asian imports as these producers redirect sales from their usual markets, due to weak demand and poor economic conditions. In newsprint, demand continues to decline as industry production capacity remains stable, resulting in continued pricing pressure.

Capital Allocation and Investment
Due to market conditions and increased leverage, the Company is in the process of evaluating its capital spending across all segments. The Company currently expects capital spending to be $120 million for the full year 2019, down $10 million from its original $130 million estimate, and continues to evaluate further actions.
Additionally, the Company announced on August 1 that it reached an agreement to sell its Matane plant for $175 million less certain fees and expenses. The transaction is expected to close in the fourth quarter of 2019. Proceeds from the sale will be used for general corporate purposes, including the reduction of debt.
The Company will be reviewing its common stock dividend payment policy, which historically has been $0.07 per share per quarter, with its Board of Directors.
Conclusion
“Global economic conditions driven by the U.S.-Chinese trade dispute have accelerated the decline in prices, cash flows and the profitability of our commodity businesses. We are taking necessary steps to improve our financial performance and liquidity in the face of these challenges. Immediate cost and capital reduction actions are being implemented, while we continue to improve reliability of our operations,” added Boynton. “ As we previously announced, we are actively reviewing our portfolio of commodity assets, which we now expect to conclude by the end of the third quarter. The sale of our Matane facility marks a significant step in this process. These actions, together with the strength of our core High Purity Cellulose business, will allow us to better manage current macroeconomic headwinds and emerge a stronger, more resilient company.”

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Conference Call Information
Rayonier Advanced Materials Inc. (NYSE:RYAM) will host a conference call and live webcast at 9:00 a.m. ET on August 8, 2019 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com.  A replay of this webcast will be archived on the company’s website shortly after the call. Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Thursday, August 22, 2019. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13693152.

About Rayonier Advanced Materials
Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in cell phones, computer screens, filters and pharmaceuticals. The Company also manufactures products for lumber, paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs approximately 4,200 people and generates approximately $2 billion of revenues. More information is available at www.rayonieram.com.
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Our operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K and our other filings and submissions to the SEC, which provide much more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. These risks and events include, without limitation: Our businesses we operate are highly competitive and many of them are cyclical, especially in commodity markets, which may result in fluctuations in pricing and volume that can adversely impact our business, financial condition and results of operations; Our ten largest customers represent approximately 35% of our 2018 revenue, and the loss of all or a substantial portion of our revenue from these large customers could have a material adverse effect on us; A material disruption at one of our major manufacturing facilities could prevent us from meeting customer demand, reduce our sales and profitability, increase our cost of production and capital needs, or otherwise adversely affect our business, financial condition and results of operation; Changes in raw material and energy availability and prices could affect our results of operations and financial condition; The availability of, and prices for, wood fiber may significantly impact our business, results of operations and financial condition; We are subject to risks associated with manufacturing and selling products and otherwise doing business outside of the United States; Our operations require substantial capital for ongoing maintenance, repair and replacement of existing facilities and equipment; Currency fluctuations may have a negative impact on our business, financial condition and results of operations; Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, especially with respect to China, Canada and as a result of “Brexit”, could adversely affect our ability to access certain markets and otherwise impact our results of operations; We depend on third parties for transportation services and increases in costs and the availability of transportation could adversely affect our business; Our business is subject to extensive environmental laws, regulations and permits that may restrict or adversely affect our ability to conduct our business; The impacts of climate-related initiatives remain uncertain at this time; Our failure to maintain satisfactory labor relations could have a material adverse effect on our business; We are dependent upon attracting and retaining key personnel, the loss of whom could adversely affect our business; Failure to develop new products or discover new applications for our existing products, or our inability to protect the intellectual property underlying such new products or applications, could have a negative impact on our business; Risk of loss of the Company’s intellectual property and sensitive business information, or disruption of its manufacturing operations, in each case due to cyberattacks or cyber security breaches, could adversely impact the Company; We may need to make significant additional cash contributions to our retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements; We have significant debt obligations that could adversely affect our business and our ability to meet our obligations; The phase-out of LIBOR as an interest rate benchmark could result in an increase to our borrowing costs; Challenges in the commercial and credit environments may materially adversely affect our future access to capital; We may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders; The inability to effectively integrate the Tembec acquisition and meet our financial objectives therefrom, and any future acquisitions we may make, may affect our results; and, absent an agreement with our lenders to amend the Company’s Senior Secured Credit Facilities, the Company will not meet its secured net leverage covenant contained in such Facilities at the end of the third quarter of 2019.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission,

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including  EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted operating income, adjusted net income and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures on Schedules D - F of this earnings release. We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income (Loss)
June 29, 2019 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 29,	March 30,	June 30,	June 29,	June 30,
	2019	2019	2018	2019	2018
Net Sales	$488	$483	$542	$971	$1,064
Cost of Sales	(462)	(466)	(440)	(928)	(882)
Gross Margin	26	17	102	43	182
Selling, general & administrative expenses	(21)	(28)	(25)	(50)	(48)
Duties	(7)	(5)	(12)	(12)	(20)
Other operating income (expense), net	(6)	(2)	1	(8)	(2)
Operating Income (Loss)	(8)	(18)	66	(27)	112
Interest expense	(16)	(15)	(15)	(30)	(30)
Interest income and other, net	—	2	7	2	10
Gain on bargain purchase	—	—	15	—	15
Income (Loss) Before Income Taxes	(24)	(31)	73	(55)	107
Income tax (expense) benefit	9	9	(19)	18	(29)
Net Income (Loss) Attributable to Rayonier Advanced Materials Inc.	$(15)	$(22)	$54	$(37)	$78
Mandatory convertible stock dividends	(3)	(3)	(4)	(7)	(7)
Net Income (Loss) Available to Rayonier Advanced Materials Inc. Common Stockholders	$(18)	$(25)	$50	$(44)	$71

Earnings Per Share of Common Stock
Basic earnings (loss) per share	$(0.37)	$(0.52)	$0.97	$(0.89)	$1.38
Diluted earnings (loss) per share	$(0.37)	$(0.52)	$0.83	$(0.89)	$1.22

Adjusted net income (loss) per share (a)	$(0.35)	$(0.52)	$0.60	$(0.87)	$0.99

Shares Used for Determining
Basic EPS	49,572,055	48,986,272	51,448,438	49,282,418	51,288,982
Diluted EPS	49,572,055	48,986,272	64,025,456	49,282,418	63,965,404

(a) Adjusted net income (loss) per share is a non-GAAP measure. See Schedule F for a reconciliation to the nearest GAAP measure.

A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
June 29, 2019 (Unaudited)
(millions of dollars)

	June 29, 2019	December 31, 2018
Assets
Cash and cash equivalents	$90	$109
Other current assets	570	607
Property, plant and equipment, net	1,370	1,381
Other assets	621	582
	$2,651	$2,679
Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$22	$15
Other current liabilities	309	355
Long-term debt and finance lease obligations	1,215	1,173
Non-current liabilities for disposed operations	149	149
Other non-current liabilities	289	280
Total stockholders’ equity	667	707
	$2,651	$2,679
Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
June 29, 2019 (Unaudited)
(millions of dollars)

	Six Months Ended
	June 29, 2019	June 30, 2018
Cash Provided by (Used for) Operating Activities:
Net income (loss)	$(37)	$78
Gain on bargain purchase	—	(13)
Depreciation and amortization	72	70
Other items to reconcile net income to cash provided by operating activities	(8)	31
Changes in working capital and other assets and liabilities	(9)	(77)
	18	89
Cash Used for Investing Activities:
Capital expenditures	(60)	(64)
	(60)	(64)
Cash Used for Financing Activities:
Changes in debt	44	(12)
Dividends paid	(15)	(14)
Common stock repurchased	(6)	(15)
	23	(41)
Cash and Cash Equivalents:
Change in cash and cash equivalents	(19)	(15)
Net effect of foreign exchange on cash and cash equivalents	—	(1)
Balance, beginning of year	109	96
Balance, end of period	$90	$80

B

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
June 29, 2019 (Unaudited)

	Three Months Ended			Six Months Ended
	June 29, 2019	March 30, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Average Sales Prices:
High Purity Cellulose ($ per metric ton):
Cellulose Specialties	$1,310	$1,284	$1,324	$1,297	$1,350
Commodity Products	$792	$847	$828	$822	$816
Forest Products ($ per thousand board feet):
Lumber	$356	$389	$534	$371	$506
Pulp ($ per metric ton):
High-Yield pulp	$561	$590	$674	$574	$664
Paper ($ per metric ton):
Paperboard	$1,117	$1,102	$1,136	$1,109	$1,145
Newsprint	$508	$594	$611	$546	$572

Sales Volumes:
High Purity Cellulose (thousands of metric tons):
Cellulose Specialties	146	150	150	295	303
Commodity Products	71	87	65	158	119
Forest Products (millions of board feet):
Lumber	180	147	153	328	316
Pulp (thousands of metric tons):
High-Yield pulp	128	107	125	235	245
Paper (thousands of metric tons):
Paperboard	45	43	45	88	86
Newsprint	47	38	55	85	107

C

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
June 29, 2019 (Unaudited)

EBITDA by Segment (a):	Three Months Ended June 29, 2019
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Net Income (Loss)	$(17)	$11	$5	$6	$(20)	$(15)
Depreciation and amortization	3	1	4	28	—	36
Interest expense, net	—	—	—	—	16	16
Income tax expense	—	—	—	—	(9)	(9)
EBITDA	$(14)	$12	$9	$34	$(13)	$28
Non-recurring expense	—	—	—	—	1	1
Adjusted EBITDA	$(14)	$12	$9	$34	$(12)	$29

	Three Months Ended June 30, 2018
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Net Income (Loss)	$16	$26	$9	$33	$(30)	$54
Depreciation and amortization	2	1	4	26	—	33
Interest expense, net	—	—	—	—	15	15
Income tax expense	—	—	—	—	19	19
EBITDA	$18	$27	$13	$59	$4	$121
Gain on bargain purchase	—	—	—	(3)	(12)	(15)
Adjusted EBITDA	$18	$27	$13	$56	$(8)	$106

EBITDA by Segment (a):	Six Months Ended June 29, 2019
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Net Income (Loss)	$(22)	$21	$5	$2	$(43)	$(37)
Depreciation and amortization	4	3	9	57	—	73
Interest expense, net	—	—	—	—	30	30
Income tax expense	—	—	—	—	(18)	(18)
EBITDA	$(18)	$24	$14	$59	$(31)	$48
Non-recurring expense	—	—	—	—	1	1
Adjusted EBITDA	$(18)	$24	$14	$59	$(30)	$49

	Six Months Ended June 30, 2018
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Net Income (Loss)	$27	$49	$14	$57	$(69)	$78
Depreciation and amortization	3	2	9	56	—	70
Interest expense, net	—	—	—	—	30	30
Income tax expense	—	—	—	—	29	29
EBITDA	$30	$51	$23	$113	$(10)	$207
Gain on bargain purchase	—	—	—	(3)	(12)	$(15)
Adjusted EBITDA	$30	$51	$23	$110	$(22)	$192

(a) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management. Adjusted EBITDA is defined as EBITDA adjusted for items management believes do not represent core operations. Management believes this measure is useful to evaluate the Company's performance.

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
June 29, 2019 (Unaudited)
(millions of dollars, except per share information)

	Six Months Ended
Adjusted Free Cash Flows (a):	June 29, 2019	June 30, 2018
Cash provided by (used for) operating activities	$18	$89
Capital expenditures	(51)	(41)
Adjusted Free Cash Flows	$(33)	$48

(a)
Adjusted free cash flows is defined as cash provided by (used for) operating activities adjusted for capital expenditures excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (a):	June 29, 2019	December 31, 2018
Current maturities of long-term debt	$22	$15
Long-term debt & finance lease obligation	1,215	1,173
Total debt	1,237	1,188
Original issue discount, premiums and debt issuance costs	4	5
Cash and cash equivalents	(90)	(109)
Adjusted Net Debt	$1,151	$1,084

(a)
Adjusted net debt is defined as the amount of debt after the consideration of the original issue discount, premiums, and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

E

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
June 29, 2019 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended						Six Months Ended
	June 29, 2019		March 30, 2019		June 30, 2018		June 29, 2019		June 30, 2018
Adjusted Operating Income (Loss) and Net Income (Loss) (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$(8)		$(18)		$66		$(27)		$112
Non-recurring expense	1		—		—		1		—
Adjusted Operating Income	$(7)		$(18)		$66		$(26)		$112

Net Income (Loss)	$(15)	$(0.37)	$(22)	$(0.52)	$54	$0.83	$(37)	$(0.89)	$78	$1.22
Gain on bargain purchase	—	—	—	—	(15)	(0.23)	—	—	(15)	(0.23)
Non-recurring expense	1	0.02	—	—	—	—	1	0.02	—	—
Tax effects of adjustments	—	—	—	—	—	—	—	—	—	—
Adjusted Net Income (Loss)	$(14)	$(0.35)	$(22)	$(0.52)	$39	$0.60	$(36)	$(0.87)	$63	$0.99

(a)
Adjusted Operating Income (Loss) is defined as operating income adjusted for non-recurring costs related to the Company’s review of its commodity asset portfolio. Adjusted net income (loss) is defined as net income (loss) adjusted net of tax for certain non-recurring expenses and the gain on bargain purchase. Adjusted operating and net income (loss) are not necessarily indicative of results that may be generated in future periods.

F